EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at September 30,	As at December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$136,575	$104,631
Term deposits with banks	1,759	4,184
Financial assets, available-for-sale	7,547	7,472
Accounts receivables	3,573	4,242
Receivables from sales representatives	8,582	7,773
Inventories	327	410
Prepaid expenses and other current assets	26,789	18,396
	185,152	147,108
Non-current assets
Property and equipment	49,879	30,442
Investment properties	89,321	97,377
Intangible assets	28,555	33,136
Long term investment	100	100
Deferred income tax assets	146	244
Other non-current assets	2,580	2,762
	170,581	164,061
Total assets	$355,733	$311,169

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,781	$12,531
Deferred income and customer prepayments	98,247	84,540
Accrued liabilities	21,141	20,409
Income tax liabilities	2,726	1,225
	133,895	118,705
Non-current liabilities
Deferred income and customer prepayments	6,837	9,062
Deferred income tax liabilities	5,718	6,090
	12,555	15,152
Total liabilities	146,450	133,857

Equity attributable to Company’s shareholders
Common shares	525	521
Treasury shares	(150,089)	(150,089)
Other reserves	160,200	156,629
Retained earnings	186,610	158,859
Total Company shareholders’ equity	197,246	165,920
Non-controlling interests	12,037	11,392
Total equity	$209,283	$177,312
Total liabilities and equity	$355,733	$311,169

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$25,417	$34,115	$79,593	$103,748
Exhibitions	17,624	23,342	52,399	56,066
Miscellaneous	1,726	1,646	5,466	4,984
	44,767	59,103	137,458	164,798
Operating Expenses:
Sales (Note 2)	11,153	18,686	41,418	57,252
Event production	4,431	6,548	15,081	16,534
Community and content (Note 2)	6,670	8,172	20,402	24,068
General and administrative (Note 2)	10,990	10,647	34,146	32,225
Information and technology (Note 2)	3,164	3,326	9,639	9,965
Total Operating Expenses	36,408	47,379	120,686	140,044
Profit on sale of property	-	-	15,410	-
Profit from Operations	8,359	11,724	32,182	24,754
Interest income	467	300	1,088	732
Share of loss of associate	-	-	-	(24)
Impairment loss on investment in associate	-	-	-	(302)
Profit before Income Taxes	8,826	12,024	33,270	25,160
Income tax expense	(1,657)	(1,514)	(4,326)	(2,050)
Net Profit	$7,169	$10,510	$28,944	$23,110
Net profit attributable to non-controlling interests	(1,813)	(2,305)	(1,193)	(2,081)
Net profit attributable to the Company’s shareholders	$5,356	$8,205	$27,751	$21,029
Basic net profit per share attributable to the Company’s shareholders	$0.16	$0.24	$0.81	$0.62
Shares used in basic net profit per share calculations	34,454,494	34,040,137	34,408,075	34,001,395
Diluted net profit per share attributable to the Company’s shareholders	$0.15	$0.23	$0.77	$0.59
Shares used in diluted net profit per share calculations	36,186,254	35,862,759	36,045,545	35,718,965

Note: 1.	Online and other media services consists of:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$22,046	$29,975	$69,710	$90,897
Print services	3,371	4,140	9,883	12,851
	$25,417	$34,115	$79,593	$103,748

Note: 2.	Non-cash compensation expenses associated with the several equity compensation plans and Global Sources Directors Share Grant Award Plan included under various categories of expenses are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$159	$175	$386	$412
Community and content	28	23	12	39
General and administrative	368	424	971	1,159
Information and technology	54	61	193	197
	$609	$683	$1,562	$1,807